Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
May. 6, 2019	Terri Anne Powers, Vice President of Investor Relations
312.889.5244 | tpowers@diplomat.is

Kali Lucas, Partner Marketing Supervisor
810.768.9580 | press@diplomat.is

Diplomat Appoints Dave Loschinskey as Chief Operating Officer

The company’s board of directors has appointed Dave Loschinskey as chief operating officer effective May 2.

FLINT, Mich. — May 6, 2019 — Diplomat Pharmacy, Inc. (NYSE: DPLO), announced today that the company’s board of directors has appointed Dave Loschinskey to serve as chief operating officer effective May 2.  In addition, Gary Rice will retire from his position as executive vice president of operations effective May 17, 2019.

Brian Griffin, Diplomat’s chairman and CEO expressed his gratitude to Gary Rice: “I want to thank Gary for his significant contributions to Diplomat in his 8 years at the company.  Gary has been instrumental in the company’s growth during his tenure and we wish him all the best in his future endeavors.”

Prior to being appointed to chief operating officer, Mr. Loschinskey served as Diplomat’s chief information officer.  In his new role Mr. Loschinskey will report to Brian Griffin, and will manage the company’s operations.  Mr. Loschinskey will drive innovative digital and data-driven service offerings to improve clinical care and reduce total healthcare costs for payers looking for an independent alternative in the marketplace. At the same time, Mr. Loschinskey is committed to operational excellence and will work with the entire Diplomat team to improve operational efficiency and ensure the highest quality patient care.

“Dave is a seasoned executive with experience in a variety of operations and IT roles, including more than 15 years in the specialty pharmacy industry.  Dave has a rare ability to optimize and re-engineer operations, while engaging our client’s patients through technology, which will serve us well as we continue to adapt in this changing marketplace,” said Mr. Griffin.

“Since joining Diplomat in 2017, I have worked closely with the entire Diplomat team to measure and improve the patient experience through technology and innovation,” said Loschinskey. “I look forward to working even closer with our leadership team to improve operational efficiency and execute the company’s strategy to create lasting value for patients and for our payer, physician and manufacturer partners, as well as our shareholders.  Diplomat’s storied past as a clinical leader and the largest independent specialty pharmacy and infusion provider will continue to serve as our guidepost for future innovation and modernized patient engagement.”

Mr. Loschinskey has 27 years of experience in technology and software development, with a focus on the specialty pharmacy industry.  As Diplomat’s chief information officer, he was responsible for overseeing the company’s information technology strategy, day-to-day technology operations and information technology product development, as well as being responsible for service reliability across all of the company’s operations and leading the company’s change management processes from October 2017 to May 2019.  Prior to joining Diplomat, Mr. Loschinskey founded and served as chief executive officer of 8th Day Software and Consulting LLC, a software vendor focused on developing technologies—including for patient engagement, pharma reporting, hub management and oncology treatment and pathway tracking—and providing IT outsourcing and consulting for healthcare companies, from May 2013 until its acquisition by the company in October 2017. Before founding 8th Day Software, Mr. Loschinskey held a variety of leadership roles at Accredo Health, including vice president of business innovation and chief information officer.

Mr. Loschinskey holds a bachelor of science degree in computer science from Waynesburg College.

To learn more about Diplomat, visit diplomat.is.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance and include Diplomat’s expectations regarding the new chief operating officer appointment, the expected benefits and performance of business and growth strategies, including with respect to data and analytics capabilities, impact of operational improvement initiatives and results of operational and capital expenditures. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. These statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements. These risks and uncertainties include: our ability to adapt to changes or trends within the specialty pharmacy industry; the dependence on key employees and effective succession planning and managing recent turnover among key employees; investments in new business strategies and initiatives, including with respect to data and analytics capabilities, could disrupt our ongoing business and present risks not originally contemplated; potential disruption to our workforce and operations due to cost savings and restructuring initiatives; disruption in our operations as we implement a new operating system within our Specialty segment; managing our growth effectively; and the additional factors set forth in “Risk Factors” in Diplomat’s most recent Annual Report on Form 10-K and in subsequent reports filed with or furnished to the Securities and Exchange Commission.  Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments, or otherwise.

About Diplomat

Diplomat (NYSE: DPLO) is the nation’s largest independent provider of specialty pharmacy and infusion services. Diplomat helps people with complex and chronic health conditions in all 50 states, partnering with payers, providers, hospitals, manufacturers, and more. Rooted in this patient care expertise, Diplomat also serves payers through CastiaRx, a leading specialty benefit manager, and offers tailored solutions for healthcare innovators through EnvoyHealth. Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients and the rest falls into place.” Today, that tradition continues — always focused on improving patient care. For more information, visit diplomat.is.

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